                    SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####

              Script for Merrill Lynch "Shout-Down"
                 Thursday, July 16th, 12:30 CDT
                    Drue Jennings Presenting

Good afternoon. I am Drue Jennings, Chairman, CEO and President of Kansas City Power & Light Company. Thank you very much for allowing me a few minutes to talk about our proposed combination with Western Resources.

Forward Looking Statement

Our discussion this afternoon will contain some forward-looking statements relating to the plans and objectives of Western Resources and Westar Energy which are subject to numerous risks and uncertainties. Additional information concerning these risk factors can be found in the Joint Proxy Statement/Prospectus dated June 9, 1998, which has been provided to all shareholders.

Restructured Merger Agreement

On March 19, 1998, Kansas City Power & Light Company and Western Resources announced a restructuring of their merger agreement, resulting in the formation of a new electric company, Westar Energy. KCPL shareowners will receive stock in Westar Energy as well as Western Resources. Westar Energy will have one million electric customers, $8.2 billion in assets, 8,000 MW of electric generation resources and provide an array of innovative value-added products and services. We are very excited to be moving our company closer to this combination with Western Resources by bringing this proposal to our shareholders for a vote on July 30th.

This unique, creative approach we have taken with this transaction brings to our shareholders the predictable earnings of a regulated electric company and also makes them shareowners in Western Resources, a diversified consumer services company with a strong growth profile. In addition, the combination of Westar Energy and Western Resources stock received will provide a consistent stream of dividends from diversified sources.

Westar Energy will be headquartered in Kansas City, Missouri and traded on the New York Stock Exchange. Under the new agreement, for each share of KCPL common stock owned, shareowners will receive a fractional share of Western Resources common stock worth not less than $21.50 and not more than $26.50, pursuant to a collar adjustment mechanism. Western Resources' current annual dividend is $2.14 per share. In addition, one share of Westar Energy will be received estimated by KCPL and Western Resources to be worth approximately $10 to $12 per share. This estimate is based on the assumption that the dividend for the first year of operation is $0.72 and assumes a normal electric utility payout ratio. Upon completion of the transaction, KCPL shareowners will own 19.1% of Westar Energy and approximately 35% of Western Resources, based on the current Western Resources' stock price. Western Resources, as a holding company will own 80.1% of Westar Energy, 100% of KLT Inc.,

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KCPL's nonregulated business and Western Resources will maintain its current ownership interests in monitored security, gas and other businesses.

Our Vision for Westar Energy

Our business plans for Westar Energy are simple. We want to grow the business, enhance shareholder value and improve customer service in this new competitive environment. Westar plans to grow the business include expanding the geographic footprint by growing the customer base and generation, continuing to be a low-cost energy provider and reducing costs further through reorganization and economies of scale. Our plans include becoming a strong marketing presence by offering an array of value-added products and services that will help retain as well as grow our customer base.

Benefits of the Merger

We believe the creation of Westar Energy results in several strategic benefits:

- Three established, successful utilities are uniting to create a larger utility better positioned to serve customers' needs in a competitive marketplace.

- By combining KCPL, KGE and KPL's synergies of size, resources and talent, Westar Energy should quickly become a leader in the transformed electric utility industry.

- KCPL and Western Resources shares share a common vision of creating value for shareowners through a diversified portfolio of investments.

- This unique and innovative transaction allows shareholders to reap the benefits of a regulated electric company while also becoming shareholders in Western Resources.

The combination with Western Resources also offers several financial benefits including:

- Significant potential synergies and cost savings - cost savings are estimated at $905 million over the first 10 years

- Share price premium for KCPL shareholders reflecting a fractional share of Western Resources worth between $21.50 and $26.50 and one share of Westar Energy valued between $10 and $12 as discussed previously.

- Increased opportunities for expansion into nonregulated products and diverse geographic markets

-    Greater financial strength for the combined entities.

- Concentration of electric utility operations into a single entity focusing on that line of business

Regulatory Matters

Applications before the Missouri and Kansas commissions have been filed and we expect to file an application with the Federal Energy Regulatory Commission within the next few weeks. It is hoped that the combination will be completed by mid-year 1999.

Significant rate reductions recently have been implemented or agreed to for KCPL, KGE and KPL in both Missouri and Kansas in anticipation of a merger. Therefore, no additional rate reductions were proposed in the Missouri and Kansas filings. A mechanism to share merger savings with customers was proposed which is based on the amount of merger savings actually achieved and upon the level of Westar's earnings.

Why Approve the Combination

We ask you to advise your clients who hold KCPL stock to vote for this combination for the following reasons:

- The electric utility industry is being transformed by consumer demand and legislative reforms leading to increased competition - this combination will permit KCPL shareholders to participate in a more diversified holding company, Western Resources and a regulated electric utility, Westar Energy.

- KCPL shareholders will have a high degree of flexibility in holding investments in Western Resources and Westar.

- Both KCPL and Western Resources have a track record of creating superior shareholder value.

-    Significant synergies and cost savings are anticipated.

- KCPL shareholders can expect a share price premium and consistent stream of dividends from diversified sources

KCPL's Board of Directors has carefully reviewed and approved this combination and urges our shareholders to vote "FOR" the proposal. Because approval by 67% of all outstanding shares is necessary to approve this proposal, we urge you to remind your clients to vote their proxy card.

Thank you very much for the opportunity to address Merrill
Lynch's financial consultants. If you have any questions, please call a KCPL representative at 800-245-5275.

[Western logo]                               [KCPL logo]


MEDIA CONTACTS:                              MEDIA CONTACTS:
Michel' J. Philipp (785) 575-1927            Phyllis Desbien (816) 556-2903

INVESTOR CONTACT:                            INVESTOR CONTACT:
Bruce Burns (785) 575-8227                   David Myers (816) 556-2312


                            JOINT NEWS RELEASE

                            ISS ISSUES REPORT,
                   RECOMMENDS VOTE FOR MERGER AGREEMENT

     TOPEKA, Kansas, and KANSAS CITY, Missouri, July 16, 1998 -

Institutional Shareholder Services (ISS), one of the most widely followed independent organizations specializing in proxy analysis, late yesterday recommended a vote FOR the merger of Western Resources (NYSE:WR) and

Kansas City Power & Light Company (NYSE:KLT).

     Under the agreement, a new company - Westar Energy - will be created from the KGE and KPL electric operations of Western Resources and the electric operations of KCPL.  Each KCPL shareowner will receive $23.50 worth of Western Resources common stock, subject to a collar mechanism,

and one share of Westar Energy common stock, anticipated to have an approximate value between $10 and $12 per share.*

     In its report, ISS concluded that based on the favorable pricing, the strategic merits of the transaction, the increased dividend for KCPL shareholders, and the fairness opinions rendered by the financial advisors of both companies, ISS believes the merger agreement warrants shareholder support.

                                  -more-
p 2 - ISS RECOMMENDATION

     Among other items in the report, ISS told its membership:

-    The successive collar steps in the amended agreement are designed to protect both Western Resources' and KCPL's shareholders from any price swings that may occur during the regulatory process.

-    Based on Western Resources' most recent closing price, the offer would be $23.50 and the exchange ratio would be 0.5930.  Including the estimated value of the Westar shares, the acquisition would provide a market premium of between 17 and 24 percent over KCPL's closing price the day before the original merger agreement (Feb. 6,

     1997).

-    Following the merger and creation of Westar Energy, KCPL shareowners should realize a 23 percent increase in their annual dividend payment.

     Western Resources and KCPL have scheduled shareowner meetings for

July 30 to approve the merger agreement.

                                   -30-

     Western Resources (NYSE:WR) is a consumer services company with interests in monitored security and energy. The company has total assets of more than $7 billion, including security company holdings through ownership of Protection One (NASDAQ:ALRM), which has more than 1 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. Through its other subsidiaries, Westar Capital and The Wing Group, the company participates in energy-related investments in the continental United States and offshore.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

     Kansas City Power & Light Company (NYSE:KLT) provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City, parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in nonregulated, primarily energy-related ventures.

     For more information about KCPL, visit http://www.kcpl.com.

     *There can be no assurance as to the actual price at which Westar Energy common stock will trade once listed on the NYSE.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs.

     See the companies' joint proxy statement/prospectus on form S-4 dated June 9, 1998 ( registration number 333-56369; 333-56369-01) for additional discussion on factors affecting the transaction.